Exhibit 99.2

National Technical Systems
Fiscal 2012 Fourth Quarter and Year-End Results Conference Call
April 30, 2012

Operator:                                              Ladies and gentlemen, thank you for standing by.  Welcome to the National Technical Systems Fiscal 2012 Fourth Quarter and Year-End Results Conference Call.  During today’s presentation, all participants will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one, on your touch-tone phone.  If you need to withdraw your question, press the star, followed by the two, and if you are using speaker equipment today it will be necessary to lift your handset before making your selection.  Today’s conference is being recorded, April 30th, 2012.

I would now like to turn the conference over to Jill Bertotti of Allen & Caron.  Please go ahead.

Jill Bertotti:                                         Thank you for joining us today for National Technical Systems First—Fiscal 2012 Fourth Quarter and Year-End Results Conference Call.  You should have all received a copy by email this morning of the news release announcing the Company’s results for the fiscal 2012 fourth quarter and year-ended January 31st, 2012.  If any of you did not receive a copy of the news release, please call our office after the call at 949-474-4300 and we’ll be happy to email you a copy.

Before we get underway, I’ve been asked to make the following statements.  With the exception of historical information, statements on this conference call concerning future operations, plans, or events are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including statements about the Company’s anticipated future operating results, are based on management’s expectations at this time.  Actual results may vary significantly from those suggested by the forward-looking statements due to uncertainties and a number of important risk factors.  Those factors include, but are not limited to, the risk factors noted in National Technical Systems’ annual report on 10-K and other filings with the Securities and Exchange Commission.  Listeners are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof.  National Technical Systems undertakes no obligation to release publicly the results on any revisions to these forward-looking statements that may be made to reflect circumstances or unanticipated events occurring after the date of this conference call.

With me on the call today are Chief Executive Officer, Bill McGinnis and Chief Financial Officer, Raffy Lorentzian.  Bill and Raffy will review some prepared remarks, including an update on the business, operational performance, and outlook.  They will then conduct a question and answer session and will close with a few remarks.

With that, I’d now like to turn the call over to Bill McGinnis.  Bill?

William McGinnis:                             Thank you, Jill, and good morning to everybody and welcome to the NTS conference call.  As Jill said, I’m here with Raffy.  So, I’ll make a few comments on the operational performance of the business, and then I’ll turn it over to Raffy for some detailed discussions on the finances.

In fiscal year 2012 we are faced with many challenges; government continuing resolution of proxy challenge, a contract overrun in our MSI engineering service sector, and a negative impact to earnings as a result of the Ingenium acquisition.  These activities were discussed in detail during the previous calls this year.  However, even as a result of these challenges, we finish FY ’12 with a strong quarter operationally.

Revenues for the quarter were 40.3 million, up 18.6% as compared to 34 million in the fourth quarter of the prior year.  Net income for the quarter would have also been strong compared to the same quarter last year, except for a non-cash goodwill impairment charge associated mainly with the cost overrun of a fixed bid contract that was partially completed at the time of the acquisition of MSI.  The contract has been completed and the engineering service business is expected to perform significantly better this year.

We continued to invest in expanding our facility.  We added a DMI EMC capability at our Rustburg location to support additional Navy contracts.  We are showcasing this facility with an open house on Thursday of this week.

We are adding environmental simulation testing at our Rockford, Illinois location.  This expansion will take several months, but once completed, we will have a fully compliant DO-160 environmental and EMI test lab.  This will support our goal to expand our client base in the Midwest and reduce the reliance on a very small concentration of clients.

We have upgraded our Fullerton facility as a result of a fire two years ago, and it should be fully operational by July.

We are 90 to 95% complete in our expansions in Plano and Silicon—the Silicon Valley facilities, which we started at the beginning of FY ’12.

In addition, we revitalized our sales organization with a strong focus towards new client development and large strategic accounts.  Since December we have been experiencing an upward trend in new opportunities and the dollar value associated with these opportunities.  However, we still are faced with many challenges.  There is still a significant amount of uncertainty in the general economy, particularly related to the DOD budget.  The space industry is also challenging with NASA’s shrinking budget and strategy to commercialize space flight.  We are overly reliant on one large client at our Rockford facility, and until diversification is completed, you will continue to experience month-to-month fluctuations in the financial performance of this facility.  However, even with these challenges, we see many exciting opportunities this coming year.

The commercial aviation market still remains robust and looks strong for the next 10 to 20 years.  There is an increased demand to meet the needs of emerging markets such as Asia and to replace the Asian fleet now in operation.  NTS is well positioned to serve this increasing demand.  Boeing has been issued the single largest Air Force contract of $35 billion to replace the aging aerial refueling tanker.  The program is called the KC-46A Tanker Program, and NCS is also well positioned to support Boeing and the robust supply base as this aircraft is developed.

We also see opportunities in supporting UAV development and the design, development and fabrication of parts that attach to the wings of the unmanned aircraft vehicles.

We continue to see a need for incentive munitions compliance testing and anticipate this work to remain stable at our Camden, Arkansas facility.

We also continue to see increased demand in the commercial nuclear power industry, generated primarily from new construction in countries such as China, South Korea, and re-licensing in the U.S., as well as an increased demand in the automotive industry.

We gave guidance this year as follows: revenue projections 164 million to 169 million; EBITDA projections between 20 and 22 million; and gross margin projections between 26.5 and 27.5 million.  We still remain confident that we will achieve these guidance projections in FY ’13.

So, at this time, I’d like to turn it over to Raffy for his detailed discussion on the finances.  Raffy?

Raffy Lorentzian:                                Thanks, Bill.  I’ll go over the numbers released this morning for the fiscal year 2012 fourth quarter and year-end results.  I’ll start with the fourth quarter results.

Net revenues of 40.3 million were up approximately 18.6% from the prior year fourth quarter.  Eleven point two percent of the increase was from acquisitions.  Organic revenues increased 7.4%, primarily from increased business in the energy, telecom, and automotive markets.

Gross profit increased by 1.6 million, or 20.2%.  Gross profit as a percentage of revenue was 24.3% in the current quarter, compared to 24% in the prior year.

SG&A expense increased by 1.7% to $7.7 million.  This was primarily due to increased amortization expense related to the recent acquisition.  SG&A expense as a percentage of revenues decreased to 19.2% in the current quarter from 22.4% in the prior year.

We recorded a non-cash impairment loss of $2.2 million in the quarter, which consisted of approximately $1.8 million in goodwill write-down and $400,000 in the write-down of other intangibles.  This was as a result of performing the annual impairment tax of goodwill and other intangibles.  The goodwill impairment was related to the MSI acquisition in December of 2010.  MSI’s financial performance in 2012 was lower than expected, primarily as a result of significant cost overruns on a fixed bid contract that was partially completed at the time of the acquisition.  The contract is now completed and was completed, actually, in the third quarter of fiscal year 2012.  This impairment impacted our operating income, which decreased by 552,000.  Excluding the impairment loss, our operating income would have increased by $1.7 million.

Interest expense increased by 551,000 to 904,000 in the current quarter.  This was primarily due to increased interest expense from the minerals’ capital financing, as well as amortization of fees related to the Mill Road and bank financing.

Other income was 1,449,000 in the current quarter, compared to other income of 219,000 in the prior year.  This increase was primarily due to the net gain from insurance recoveries as we received the last large settlement check related to the Fullerton fire in January.

Our income tax expense in the current quarter was 724,000.  The tax rate is higher than our usual tax rate due to the non-deductibility for tax purposes of the goodwill impairment loss.

We incurred a net loss, attributable to NTS, of $618,000 in the current quarter, or $0.05 per diluted share, compared to a net loss of 321,000 in the prior year, or $0.03 per diluted share.  The net impact of the goodwill impairment loss was $0.17 per diluted share.

Moving over to the year-end results, revenues were 155.4 million, up approximately 9.1% from the prior year.  Six percent was from acquisitions, and 3.1% was from organic growth.

Gross profit decreased by 3.5% to 37.6 million.  Gross profit as a percentage of revenue was 24.2% in the current year, compared to 27.4 in the prior year.  The decrease was primarily as a result of underutilization of some of the Company’s facilities and lower absorption of costs due, in part, to the federal budget, uncertainties in defense programs, as well as reduced business from space programs and delays in product deliveries by aerospace customers.  In addition, we also discussed the MSI, the cost overrun for that fixed price contract.

SG&A expense decreased by 2% to 30.2 million.  This decrease was primarily due to cost cutting measures and a reduction in incentive compensation related to the lower profitability.  These decreases were partially offset by increased legal and advisory expenses related to classified and other litigation matters.  SG&A expense a percentage of revenues decreased to 19.5% in the current year from 21.7% in the prior year.  Two point two million dollars in impairment loss, we already discussed that.

Interest expense increased by 1,246,000 to 2,465,000 in the current year for the same reason I mentioned earlier.

Other income was 1,238,000, compared to 3,961,000 in the prior year.  Other income in the prior year included a gain on the sale of the Company’s Virginia property of 3,017,000.

Again, the high income tax rate for the year was 54.8%.  That was due to the non-deductibility for tax purposes of the goodwill impairment loss.

Net income from continuing operations attributable to NTS was 872,000 in the current year, or $0.08 per diluted share, compared to 5,428,000 in the prior year, or $0.52 per diluted share.  Prior year net income included a net-of-tax gain of 1.7 million, or $0.18 a share from the sale of land.

Net loss from discontinued operations attributable to NTS was 381,000 in the current year, or $0.03 per diluted share, compared to a net loss of 78,000 in the prior year of—or $0.01 per diluted share, and this was from the closure of the Calgary facility.

EBITDA, Earnings Before Interest, Taxes, Depreciation, and Amortization, as adjusted, to remove the effect of share based compensation expense and non-cash impairment loss, or adjusted EBITDA, was 17.4 million in the current year, compared to 19.5 million the prior year.  Adjusted EBITDA for the prior year included a 3,017,000 gain from the sale of land.  This is a non-GAAP measure.  You can refer to the table in the press release for a reconciliation to GAAP.

Moving to the balance sheet, as of January 31, 2012, cash and investments were 7.7 million, total assets of 152.7 million, total debt of 50.2 million, and total equity of 64.7 million.  For additional information, our 10-K will be filed with the SEC later today.

And, this is my report.  I’m sending it back to you, Bill.

William McGinnis:                             Great.  Thank you, Raffy.  Jill, why don’t we go to Q&A?

Operator:                                              Ladies and gentlemen, we will now begin the question and answer session.  As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone.  If you’d like to withdraw your question, press the star, followed by the two, and if you’re using speaker equipment today, it will be necessary to lift your handset before making your selection.

And, our first question comes from the line Tim Fronda with Sidoti & Company.  Please go ahead.

Tim Fronda:                                          Good morning.  Thanks for taking my questions.

William McGinnis:                             Hey, Tim.  How are you?

Tim Fronda:                                          Good.  With the growth in revenues, what sort of growth are you seeing in the telecom market, specifically, and where do you see that heading?

William McGinnis:                             Our telecom growth is stable or up slightly, and we are anticipating remaining on that course probably for the foreseeable future.

Tim Fronda:                                          Okay.  And, the increase in revenues from acquisitions around—just over 11%; did you expect this kind of growth this soon and what do you attribute that to?

William McGinnis:                            We were actually hoping maybe for a little bit more.  We acquired a lightning test facility in Pittsfield, Mass. in FY ’12.  That is performing extremely well, actually exceeding our pro forma expectations.  We did buy a facility in Rockford, Illinois called Ingenium.  It was definitely challenged financially.  They had a single client, so they’re certainly a high concentration of client.  The client is an aerospace client, and they have some—you know, they have some product development fluctuations in their product development cycle.  So, as a direct result, we’ve certainly had some challenges with both revenue and earnings in our Rockford facility, but we’ve certainly put in some initiatives to change that.  We’re expanding our facility service offering and our client base, so we’re pretty excited about its future performance.  So, FY ’13, we pro forma out much better than FY ’12.

And, we acquired MSI Engineering Service offering.  We still believe in that thesis.  We think it’s a great adjunct service to our test business, helping our clients in the test planning, test procedure, and prototyping areas.  So, we see that business as increasing pretty significant over last year’s performance.  So, you know, we were challenged with our acquisition thesis in FY ’12.  We’re expecting some nice contribution in FY ’13.

Tim Fronda:                                          Okay.  And, you’ve recently been accredited for various testing services, the Energy Star…

William McGinnis:                             Right.

Tim Fronda:                                          ZigBee Building Automation, Private Sector Preparedness Program.  Is there any one or two that you’re particularly excited about, that you think will really contribute to revenues going forward?

William McGinnis:                             It’s kind of—that’s kind of our unique innovation service offering at our Culver City facility and we’re probably—you know, I would say the one that probably seems to be pretty exciting is the Smart Grid testing component that will be eventually used in the Smart Grid.  And, we do interoperability, compatibility, compliance testing for these components.

Tim Fronda:                                          Could you just repeat the other income?  That was insurance recoveries from the fire at what facility?

William McGinnis:                             Fullerton.  We had a fire two years ago at our Fullerton, California facility.  We’ve just built a brand new building.  I was just down there.  It’s going to house our dynamics test capability.  Fullerton’s always been a great performer for NCS over the years, and with this new facility, we expect even great things from those folks.

Tim Fronda:                                          Great, and final question.  Do you expect a big increase in cap ex for this year, just expanding and upgrading current facilities?

William McGinnis:                             We actually invested pretty heavily in FY ’12.  I think our cap ex budget was about 11 million.  Raffy, is that (cross-talking)?

Raffy Lorentzian:                                 It was 11 million including about $3 million for the building, so we spent around 8 million (cross-talking).

William McGinnis:                             Yes.  So, you know, we like to manage our capital in our—in and around 7, 8 million, so we expect that for FY ’13, too.

Tim Fronda:                                          Great.  Thank you, both.

William McGinnis:                              I appreciate the questions.  Thank you.

Operator:                                               Thank you.  Ladies and gentlemen, as a reminder, for additional questions at this time, please press the star, one, on your touch-tone phone.  If you’re using speaker equipment today, you’ll need to lift your handset before making your selection.  One moment please.

 And, at this time, I would like to turn the conference back to Mr. McGinnis for any closing remarks.

William McGinnis:                             Well again, thank you, Tim for the questions.  And again, as I said earlier, FY ’12, no question, it was a challenging year for all the reasons I stated.  But, as we look forward, we’re expecting our acquisition thesis to be pretty robust in FY ’13 as a result of the three acquisitions I had mentioned.  And, we think we should be pretty good for some organic growth, specifically in the power industry, the automotive industry, and we see some contracts on the horizon both in the aerospace and defense industry.  So, we’re pretty excited about FY ’13.

 So, I just want to thank everybody again for joining the call this morning and we look forward to talking with you folks next quarter.

Operator:                                               Thank you.  Ladies and gentlemen, this does conclude our conference for today.  Thank you for your participation.  You may now disconnect.